EXHIBIT 99.1

                SHPI Reports First Quarter 2004 Financial Results


Bountiful, Utah - May 14, 2004 - Specialized Health Products International, Inc. (OTCBB: SHPI), a leader in the design and development of medical safety needles, today reported consolidated financial results for the three months ended March 31, 2004.

First Quarter 2004 Operating Results

         o Revenue totaled $1.14 million in first quarter 2004, an increase of $652 thousand or 134% as compared to the year-earlier period.

         o Product sales and royalty revenue accounted for 79% of total revenue in first quarter 2004 as compared to 57% in the year-earlier period.

         o Gross profit totaled $952 thousand in first quarter 2004 (84% gross profit margin), an increase of $531 thousand or 126% as compared to the year-earlier period.

         o Operating expense totaled $1.25 million in first quarter 2004, an increase of $58 thousand or 5% as compared to the year-earlier period.

         o Net loss totaled $283 thousand in first quarter 2004, an improvement of $453 thousand or 62% as compared to the year-earlier period. This relates to a net loss per share of $(0.01) for first quarter 2004, as compared to $(0.04) for the year-earlier period.

         o The weighted average number of common shares outstanding for first quarter 2004 was 26.7 million, as compared to17.8 million for the year-earlier period. This increase in the weighted average number of common shares outstanding is related to the automatic conversion of the Company's Series A Preferred Stock in February 2004. Reflecting the full impact of this conversion, the Company had 39.7 million common shares outstanding as of May 12, 2004.

Jeff Soinski, President and Chief Executive Officer, commented, "In the first quarter, we more than doubled our revenues versus the year-earlier period, but increased total operating expense by only 5%, enabling us to significantly reduce our net loss versus year-ago and the preceding quarter. At the same time, we invested approximately one-half of our total operating expense in research and development activities, related primarily to the commercialization of our next generation products. We expect to report continued strong revenue growth in the second quarter and throughout the year. And, without material adverse events, which we do not anticipate at this time, we believe we are on-track to achieve sustainable profitability by the fourth quarter of this year."

SHPI will conduct a conference call to discuss first quarter 2004 financial results on Monday, May 17, 2004, at 4:30 p.m. EDT. Investors can listen to the conference call live by dialing (888) 273-9887 in the U.S. and (612) 332-0820 internationally. A replay of the call will be available for one week after the event by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally and entering access code: 730988.

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About Specialized Health Products International, Inc.
-----------------------------------------------------

SHPI is a leading designer and developer of proprietary safety medical needle products, designed to minimize the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as HIV/AIDS, and the hepatitis B and C viruses. SHPI has twenty highly differentiated, patented safety needle technologies that apply to virtually all medical needles used today. SHPI manufactures and markets certain products under its own label. Other products are supplied to third parties on an OEM basis or licensed to leading manufacturers and marketers in the disposable medical products industry. For more information about SHPI, visit the company's web site at www.shpi.com.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.

Contact:

Paul S. Evans, SHPI
Telephone: 801-298-3360
Fax: 801-298-1759
pevans@shpi.com

Website:  www.shpi.com